Exhibit 10.1

AMBAC FINANCIAL GROUP, INC.

One World Trade Center, 40th Floor

New York, New York 10007

July 3, 2025

American Acorn Corporation

c/o Oaktree Capital Management, L.P.

333 S. Grand Ave., 28th Floor

Los Angeles, CA 90071

Re:	Letter Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is made and entered into between Ambac Financial Group, Inc. (the “Company”) and American Acorn Corporation (“Investor” and, collectively with the Company, the “Parties”), effective as of July 3, 2025. Unless otherwise specified, capitalized terms used but not defined herein shall have the meanings given to them in the Form of Warrant, attached as Exhibit A to the Stock Purchase Agreement (as defined below).

WHEREAS, the Company and Investor entered into that certain Stock Purchase Agreement, dated as of June 4, 2024 (the “Stock Purchase Agreement”), as amended by that certain First Amendment between the Parties on the date hereof;

WHEREAS, pursuant to the Stock Purchase Agreement, Investor has agreed to acquire all of the issued and outstanding shares of common stock, par value $2.50 per share, of Ambac Assurance Corporation (“AAC”), a Wisconsin stock insurance company (the “AAC Common Stock”);

WHEREAS, in connection with and pursuant to the Stock Purchase Agreement, at the closing of the purchase and sale of the AAC Common Stock contemplated by the Stock Purchase Agreement (the “Closing”), the Company shall issue to Investor a warrant (the “Warrant”) exercisable for 5,092,707 shares of common stock, par value $0.01, per share of the Company (“Company Common Stock”); and

WHEREAS, in connection with and pursuant to the Stock Purchase Agreement, at the Closing, the Company and Investor shall enter into an Investor Rights Agreement (the “Investor Rights Agreement”).

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions.

(a)

“Black-Scholes Value” means the value of the Warrant based on the Black-Scholes Option Pricing Model obtained from the “OVME” function on Bloomberg Financial Markets determined as of the date that is one Business Day prior to the date of conversion of the Warrant and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the applicable Conversion Date and the Warrant Term, (ii) an implied volatility equal to the BVOL model selected on Bloomberg Financial Markets, (iii) the underlying price per share of Company Common Stock shall be the 20-day volume-weighted average price (using the “VWAP” function on Bloomberg Financial Markets and the “Bloomberg Definition” methodology) (“VWAP”), (iv) a remaining conversion time equal to the remaining Warrant Term and (v) a dividend yield shown on the OVME screen.

(b)

“Change of Control” means, with respect to the Company, a transaction or series of transactions pursuant to which (i) a Person or group of Persons acting in concert, other than the Company or any subsidiary of the Company, becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the Company Common Stock then outstanding immediately following such transaction(s) or (ii) all or substantially all of the assets of the Company are sold, except as set forth on Schedule A.

(c)

“Conversion Date” means, for any given conversion of the Warrant, the date on which the conditions to such conversion as set forth in Section 2 of this Letter Agreement shall have been satisfied at or prior to 5:00 p.m., Eastern Time, on a Business Day, including, without limitation, the receipt by the Company of the Conversion Notice and the Warrant.

(d)

“Fair Market Value” means, (i) with respect to the Company Common Stock, as of any particular date the 20-day VWAP for the Common Stock and (ii) with respect to (x) any other property and (y) if at any time the Company Common Stock is not listed on any market or exchange of The Nasdaq Stock Market, LLC or the New York Stock Exchange, the fair market value per share as determined in good faith by the Board; provided that if the Holder objects in writing to the Board’s calculation of Fair Market Value within ten (10) days of receipt of written notice thereof, the valuation dispute resolution procedure set forth in Section 7 hereof shall be invoked to determine Fair Market Value.

(e)

“Permitted Affiliates” means with respect to a person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first person (for purposes of this definition, “controls,” “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person through the ownership of fifty percent (50%) or more of the voting securities or partnership or other ownership interests); provided that, Permitted Affiliates shall not include any Competitor or Activist Investor.

(f)

“Warrant Term” means any time after the date of the Warrant and prior to 5:00 p.m., Eastern Time, on the date that is 78 months after the Closing or, if such day is not a Business Day, on the immediately following Business Day.

2. Conversion Procedure. From the Lock-Up Termination Date and until the termination of the Warrant Term, once in the first six-month period following the Lock-Up Termination Date and once in any three-month period following the end of such six-month period, the Holder may convert up to the lesser of (a) the amount of the unexercised and unconverted Warrant and (b) one-third of the original amount of the Warrant. The Warrant may be converted at the Company’s option for (i) the number of Warrant Shares for which the Holder has elected to convert or (ii) a cash payment, in each case based on the Black-Scholes Value of the number of Warrant Shares for which the Holder has elected to convert, or a combination of Warrant Shares and cash, upon surrender of the Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to the Warrant in the case of its loss, theft or destruction), together with a Conversion Notice in the form attached hereto as Exhibit A (each, a “Conversion Notice”), duly completed (including specifying the number of Warrant Shares to be converted) and executed. Notwithstanding anything to the contrary in this Letter Agreement, the sum of all amounts paid by the Company (whether in the form of Warrant Shares or cash) to Holder or its Affiliates with respect to the Warrant upon conversion of the Warrant (including conversions in connection with a Change of Control as set forth in Section 5 of this Letter Agreement) shall not exceed $70 million in the aggregate. Unless the purchase rights represented by the Warrant shall have expired or the Warrant shall have been fully exercised or fully converted, the Company shall, at the time of delivery of the cash payment or the Warrant Shares, as applicable, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised or unconverted Warrant Shares called for by the Warrant. Such new Warrant shall in all other respects be identical to the Warrant.

3. Cashless Conversion. If the conversion of the Warrant shall be made by issuing Warrant Shares then issuable upon conversion of all or any part of the Warrant on a net basis such that, without payment of any cash consideration or other immediately available funds, the Holder shall surrender the Warrant in exchange for the number of Warrant Shares as is computed using the following formula (a cashless conversion):

X = Y * A ÷ B

Where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the total number of Warrant Shares for which the Holder has elected to convert the Warrant pursuant to Section 2 of this Letter Agreement.

A = the Black-Scholes Value of one Warrant Share as on the applicable Conversion Date.

B = the Fair Market Value of one Warrant Share as of the applicable Conversion Date.

4. Standstill. Without the prior written approval of the Board, from the Closing until the date on which Investor and its Affiliates no longer beneficially owns any portion of the Warrant that remains unexercised, Investor shall not, and shall cause each of its Affiliates not to, directly or indirectly, make any public or private proposal or offer to the Company, the Board (or any committee or member thereof) or any stockholder or group of stockholders of the Company that, if consummated, could reasonably be expected to result in a Change of Control, in each case, subject to Section 3.01(c) of the form of Investor Rights Agreement attached as Exhibit D to the Stock Purchase Agreement. For clarity, this Section 4 shall not restrict Investor or its Affiliates from acquiring, selling or trading any equity or debt securities of the Company or AAC.

5. Payment Upon Change of Control. To the extent any portion of the Warrant remains unexercised and unconverted, upon a Change of Control of the Company, the Holder shall receive from the Company, prior to or concurrently with the closing of such transaction, a cash payment equal to the Black-Scholes Value, calculated as set forth in the definition thereof, except based on (a) an implied volatility that is the greater of (i) the BVOL value shown on Bloomberg Financial Markets at the close of the first trading day following the date of public announcement of such transaction or the date such transaction becomes public knowledge (collectively, the “Announcement”) and (ii) the simple average of the BVOL values shown on Bloomberg Financial Markets for the twenty (20) trading days prior to the Announcement and (b) a price per share of Company Common Stock equal to the greater of the 20-day VWAP prior to the Announcement and the value of the consideration per share of Company Common Stock payable pursuant to the terms of the Change of Control transaction.

6. Investor Designee. Investor and the Company hereby agree that Article 4 of the form of Investor Rights Agreement attached as Exhibit D to the Stock Purchase Agreement is hereby deleted in its entirety and Investor shall have no right to designate or appoint any Director or observer to the Board.

7. Valuation Dispute Resolution. In the case of any dispute as to the determination of the Fair Market Value of any Company Common Stock or Warrant Shares to be issued, withheld or otherwise determined, the calculation of the Aggregate Exercise Price or any other computation or valuation of the Black-Scholes Value or the Fair Market Value required to be made hereunder or in connection herewith, in the event the Holder, on the one hand, and the Company, on the other hand, are unable to settle such dispute within ten (10) Business Days, then either party may elect to submit the disputed matter(s) for resolution by an accounting firm of nationally recognized standing as may be mutually agreed upon by the Holder and the Company. Such firm’s determination of such disputed matter(s) shall be binding upon all parties absent demonstrable error. The fees and expenses of the accounting firm pursuant to this Section 7 shall be borne by the Company, on the one hand, and the Holder, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each party bears to the aggregate amount actually contested by such party. For example, if the Company claims the Fair Market

Value is $1,000 for a given property and the Holder contests that the Fair Market Value of such property is only $500 (i.e., $500 is being contested) and if the accounting firm ultimately resolves the dispute by determining a Fair Market Value of $800 for such property, then the costs and expenses of the accounting firm will be allocated 60% (i.e., 300 ÷ 500) to the Holder and 40% (i.e., 200 ÷ 500) to the Company.

8. State Street Lease. Notwithstanding anything set forth in the Stock Purchase Agreement, at or prior to the Closing, the Company may, at its option and subject to the terms therein, assign to Investor its right, title and interest in and to the Lease, dated March 1, 2011, by and between One State Street, LLC and the Company (as successor-in-interest to AAC), as amended by the Modification of Lease, dated September 8, 2015 (collectively, the “State Street Lease”); provided that, prior to such assignment, Investor has received approval from the Wisconsin Office of the Commissioner of Insurance (“OCI”) to assign the State Street Lease to AAC following the Closing; provided further, that the Company shall promptly deliver to Investor written notice of any such proposed assignment, but in no event less than five (5) Business Days prior to the effective date of such assignment. Investor shall use reasonable best efforts to obtain the approval from OCI referred to in the proviso of the immediately preceding sentence. If the Company exercises its option to assign the State Street Lease pursuant to this Section 8, then (i) Investor shall accept and assume all of the Company’s right, title and interest in and to, and assume all of the Company’s obligations and liabilities under, the State Street Lease and (ii) the Company shall, on the effective date of such assignment, pay to Investor an amount equal to the sum of the cumulative net dollar value (after taking into account the payments to be made by the sublessee) of (i) all remaining lease payments, (ii) the projected New York City Commercial Rent Tax (“CRT”), (iii) the cost to maintain the insurance coverages required under the lease and (iv) projected net expenses, including porter fees and new condenser water charges, in each case, for the duration of the applicable term. In addition, the Company agrees (a) to pay for any restoration works or furniture removal required under the State Street Lease and (b) to indemnify Investor and its Affiliates, to the fullest extent permitted by applicable law, for any costs and expenses under the State Street Lease, if assigned, in excess of the amount prepaid by the Company to Investor pursuant to this Section 8; provided that such indemnity shall not apply to any costs and expenses under the State Street Lease incurred to the extent as a direct result of (i) Investor’s failure to pay when due the amounts described in this Section 8 as required by the State Street Lease and (ii) Investor’s failure to comply with the terms of the State Street Lease.

9. One World Sublease. Notwithstanding anything set forth in the Stock Purchase Agreement, at or prior to the Closing, the Company may, at its option and subject to the terms therein, assign to Investor its right, title and interest in and to the Sublease, dated January 30, 2019, by and between Advance Magazine Publishers Inc. d/b/a Conde Nast and the Company (as successor-in-interest to AAC) (the “One World Sublease”); provided that, prior to such assignment, Investor has received approval from OCI to assign the One World Sublease to AAC following the Closing; provided further that, if requested by the Company, the Parties will negotiate in good faith an alternative arrangement to effect an assignment, whereby the Investor is assigned the rights and obligations of the Company under such sublease and the Company is relieved of its lease obligations thereunder; provided further, that the Company shall promptly deliver to Investor written notice of any such proposed assignment or alternative arrangement, as applicable, but in no event less than five (5) business days prior to the effective date of such assignment or alternative arrangement. Investor shall use reasonable best efforts to obtain the approval from OCI referred to in the proviso of the immediately preceding sentence. If the Company exercises its option to assign the One World Sublease pursuant to this Section 9, then (i) Investor shall accept and assume all of the Company’s right, title and interest in and to, and assume all of the Company’s obligations and liabilities under, the One World Sublease and (ii) the Company shall, on the effective date of such assignment or alternative arrangement, pay to Investor an amount equal to the sum of (as applicable) the cumulative dollar value of (i) all remaining lease payments through January 23, 2027, (ii) the Termination Payment (as defined in the One World Sublease), (iii) the projected CRT, (iv) the projected remaining Overhead Allocation Amount (as defined in the Lease (as such term is defined in the One World Sublease)), (v) the cost to maintain the insurance coverages required under the sublease and (vi) all projected remaining variable costs, including electrical, condenser water and tax allocation, in each case, for the duration of the applicable term. In addition, the Company agrees (a) to pay for any restoration or furniture removal works required under the One World Sublease upon termination of the One World Sublease and (b) to indemnify Investor and its Affiliates, to the fullest extent permitted by applicable law, for any costs and expenses under the One World Sublease, if assigned, in excess of the amount prepaid by the Company to Investor pursuant to this Section 9; provided, that such indemnity shall not apply to any costs and expenses under the One World Sublease or the State Street Lease incurred to the extent as a direct result of (i) Investor’s failure to pay when due the amounts described in this Section 9 as required by the One World Sublease and (ii) Investor’s failure to comply with the terms of the One World Sublease 9. In addition, if the landlord under the One World Sublease agrees to accept a letter of credit from the Company in lieu of Investor or AAC, as applicable, and if permitted by the provider of the existing letter of credit under the One World Sublease, the Company will maintain its existing letter of credit for the benefit of Advance Magazine Publishers, Inc., D/B/A Conde Nast, until the later of (i) the termination effective date of the One World Sublease and (ii) the completion of any required restoration works thereunder; provided that, in the event that (a) the landlord does not accept a letter of credit from the Company or (b) the letter of credit provider does not permit the Company to maintain its existing letter of credit and, Investor or AAC , as applicable, is required to provide a letter of credit as a result of assignment of the One World Sublease or the alternative arrangement, as applicable, the Company shall provide any collateral required to be posted to support the provision of such letter of credit. The Company and Investor agree to work together in good faith to structure the prepayment to Investor with respect to the One World Sublease in a tax efficient manner.

10. Indemnification re Sublease. If the Company exercises its option to assign the State Street Lease pursuant to Section 8, then the Company shall indemnify and hold harmless Investor, to the fullest extent permitted by applicable law, for any default in payment of rent by the sublessee under the Agreement of Sublease, dated January 30, 2019, by and between the Company (as successor-in-interest to AAC) and Women in Need, Inc. (the “Agreement of Sublease”); provided that, such indemnification shall not survive the expiration (as of the date hereof) or earlier termination of the State Street Lease. The amount payable by the Company pursuant to this Section 10 shall not exceed the amount of the default in payment of rent by the sublessee under the Agreement of Sublease.

11. Company Payments. Notwithstanding anything set forth in the Stock Purchase Agreement, Investor (a) waives (i) any rights or remedies it may have relating to Company Payments (as defined in the Stock Purchase Agreement) paid, accrued or incurred with respect to all periods beginning on April 1, 2024 and ending on March 31, 2025, in each case, that have been recorded in Ambac’s books and records as of March 31, 2025, an accurate copy of which has been made available to Investor; provided that with respect to any such paid, accrued or incurred amounts that are Specified Expenses, any amount in excess of the amount properly allocated to AAC or its Subsidiaries in accordance with Schedule B is not waived and shall be Company Payments and (b) agrees that (i) the Adjustment Amount (as defined in the Stock Purchase Agreement) shall not include the foregoing waived Company Payments and (ii) the penultimate sentence of Section 1.2(c)(ii) of the Stock Purchase Agreement shall not apply to the foregoing waived Company Payments. Further, notwithstanding anything set forth in the Stock Purchase Agreement, the Parties agree that, for all purposes under the Stock Purchase Agreement, (a) any net amounts related to compensation paid, accrued or incurred by or otherwise allocated to AAC or any of its Subsidiaries consistent with prior practice from and after March 31, 2025 through the Closing under the Intercompany Allocation Agreement (as defined in the Stock Purchase Agreement), and not exceeding the Monthly Cap (as defined below), shall not be Company Payments under the Stock Purchase Agreement, (b) any such net amounts paid, accrued or incurred by or otherwise allocated to AAC or any of its Subsidiaries for the foregoing period in excess of the Monthly Cap shall be Company Payments and (c) with respect to any Specified Expenses paid, accrued or incurred by or otherwise allocated to AAC or any of its Subsidiaries from and after March 31, 2025 through the Closing Date, any amount in excess of the amount properly allocated to AAC or its Subsidiaries in accordance with Schedule B shall be Company Payments. For purposes of this Section 11, “Monthly Cap” means an average of $650,000 per month over the applicable period for net amounts related to compensation as allocated under the Intercompany Allocation Agreement.

12. Tameside Side Letter. Reference is made to that certain Side Letter, dated September 12, 2024, by and between the Parties relating to the Stock Purchase Agreement (the “Tameside Side Letter”), the Parties hereby agree that Section 3(iii) of the Tameside Side Letter shall hereby be amended at restated as the follows: “The Parties agree that NewCo will be transferred to Buyer or its designee automatically and concurrently with the Closing for an aggregate sum of £1.00.”

13. Successors and Assigns. This Letter Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns; provided that, this Letter Agreement and the rights and obligations hereunder shall not be assignable or otherwise transferable by Holder to any third party without the prior written consent of the Company. For the purposes of this Section 13, “third party” means any Person other than a Permitted Affiliate. Upon transfer to a third party, this Letter Agreement shall no longer apply to the portion of the Warrant so transferred.

14. Miscellaneous. The provisions of Sections 9.2 (Notices), 9.3 (Amendments, Waivers, etc.), 9.4 (Expenses), 9.5 (Governing Law, etc.), 9.8 (Severability) and 9.9 (Counterparts; Effectiveness; Third-Party Beneficiaries) of the Stock Purchase Agreement are hereby incorporated by reference into this Letter Agreement, mutatis mutandis, as if fully set forth herein.

[signature page follows]

Very truly yours,

AMBAC FINANCIAL GROUP, INC.

By:	/s/ Claude LeBlanc
Name: Claude LeBlanc
Title: President and Chief Executive Officer

AGREED AND ACCEPTED:

AMERICAN ACORN CORPORATION

By:	/s/ Greg Share
Name: Greg Share
Title: President

By:	/s/ Patrick George
Name: Patrick George
Title: Vice President and Secretary

[Signature Page to Letter Agreement]